Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Integra LifeSciences Holdings Corporation of our report dated February 26, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Integra LifeSciences Holdings Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
February 26, 2026